Exhibit 99.1

       Mile Marker International, Inc. Announces Stock Purchase

   POMPANO BEACH, Fla.--(BUSINESS WIRE)--Dec. 5, 2003--Mile Marker International, Inc. (OTCBB:MMRK), a specialty vehicle parts distributor, today announced that it has purchased 400,000 of its own common shares.
   Mile Marker International, Inc. announced that the Company has purchased 400,000 of its common stock for $480,000 plus commissions in a block trade transaction pursuant to authorization from the Company's Board of Directors on December 2, 2003. The Company has voluntarily reported this transaction to the U.S. Securities and Exchange Commission on a SEC Form 8-K filed today.
   Richard Aho, President and CEO of Mile Marker International, Inc., stated: "While we have purchased over 460,000 shares of our stock in the past two years and retired most of these shares, we decided to purchase these 400,000 additional shares as treasury stock to fund employee stock options granted under the Company's 2002 Stock Plan. We believe that our own shares are an excellent investment. Our 2003 dividends of ten cents per share represent a current dividend yield of over 8 percent."
   Mile Marker International, Inc., through its wholly-owned subsidiary, Mile Marker, Inc., is a manufacturer and distributor of specialized vehicle parts primarily for the four-wheel drive recreational, utility and military vehicle markets. Mile Marker's unique patented line of hydraulic winches uses a vehicle's power steering pump as its source of energy.

    CONTACT: Mile Marker International, Inc., Pompano Beach
             Al Hirsch, 954/782-0604
             al@milemarker.com